Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Shep Dunlap (Investors)
	+1-847-943-5678	+1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Reports 2016 Results

Full-Year Highlights

•	Diluted EPS was $1.05, down 76%, due to the prior-year gain related to the coffee business transactions; Adjusted EPS[1] was $1.94, up 24% on a constant-currency basis
•	Operating income margin was 9.9%, down 20.1 percentage points; Adjusted Operating Income[1] margin was 15.3%, up 230 basis points
•	Net revenues decreased 12.5%; Organic Net Revenue[1] grew 1.3%
•	Returned $3.7 billion in capital to shareholders

DEERFIELD, Ill. – February 7, 2017 – Mondelēz International, Inc. (NASDAQ: MDLZ) today reported its fourth quarter and full-year 2016 results.

“We continue to make solid progress toward our near-term margin targets, while investing for long-term growth,” said Irene Rosenfeld, Chairman and CEO. “Despite significant economic disruptions, political uncertainties and slower global category growth, we remain confident in and committed to our balanced strategy for both top- and bottom-line growth. Throughout the year, we continued to sharpen the focus of our portfolio, increase Power Brand investments and modernize our supply chain. These actions, together with our excellent cost discipline, position us well to deliver strong operating leverage that will drive sustainable value creation for our shareholders.”

Net Revenue

$ in millions	Reported		Organic Net Revenue Growth
	Q4 2016	% Change	Q4 2016	Vol/Mix		Pricing
Latin America	$864	(31.3)%	3.7%	(3.8	)pp	7.5	pp
Asia, Middle East & Africa	1,412	(3.8)	(1.2)	(4.0)		2.8
Europe	2,682	(4.7)	0.7	2.0		(1.3)
North America	1,812	(0.6)	0.4	0.1		0.3

Mondelēz International	$6,770	(8.1)%	0.6%	(0.5	)pp	1.1	pp

	FY 2016		FY 2016
Latin America	$3,392	(32.0)%	4.8%	(5.3	)pp	10.1	pp
Asia, Middle East & Africa	5,816	(3.1)	0.5	(1.0)		1.5
Europe	9,755	(16.4)	0.7	1.1		(0.4)
North America	6,960	(0.2)	1.2	1.4		(0.2)

Mondelēz International	$25,923	(12.5)%	1.3%	(0.3	)pp	1.6	pp

Operating Income and Diluted EPS

$ in millions	Reported			Adjusted
	Q4 2016	vs PY (Rpt Fx)		Q4 2016	vs PY (Rpt Fx)		vs PY (Cst Fx)
Gross Profit	$2,589	(8.7)%		$2,639	(3.8)%		(1.0)%
Gross Profit Margin	38.2%	(0.3	)pp	39.0%	(0.3	)pp

Operating Income	$507	191.0%		$973	5.2%		9.9%
Operating Income Margin	7.5%	15.1	pp	14.4%	1.1	pp

Net Earnings[2]	$93	112.8%		$726	7.2%		8.9%

Diluted EPS	$0.06	113.3%		$0.47	11.9%		11.9%

	FY 2016			FY 2016
Gross Profit	$10,128	(12.0)%		$10,317	(1.5)%		2.6%
Gross Profit Margin	39.1%	0.3	pp	39.8%	0.7	pp

Operating Income	$2,569	(71.1)%		$3,953	13.3%		18.3%
Operating Income Margin	9.9%	(20.1	)pp	15.3%	2.3	pp

Net Earnings	$1,659	(77.2)%		$3,046	14.9%		19.0%

Diluted EPS	$1.05	(76.4)%		$1.94	19.8%		24.1%

Full-Year Commentary

•	Net revenues decreased 12.5 percent, driven by the coffee business transactions, deconsolidation of the company’s Venezuelan operations and currency headwinds. Organic Net Revenue increased 1.3 percent, which includes a negative impact of approximately 110 basis points from revenue management activities and India demonetization.

•	Gross profit margin was 39.1 percent, an increase of 30 basis points, driven primarily by Adjusted Gross Profit[1] margin expansion and the impact from the prior year’s Venezuela deconsolidation, partially offset by the net negative change in mark-to-market impacts from commodity and currency derivative contracts. Adjusted Gross Profit margin was 39.8 percent, an increase of 70 basis points. Strong net productivity and improved mix were mostly offset by higher trade investments in a few key markets.

•	Operating income margin was 9.9 percent, down 20.1 percentage points, driven by the prior-year gain on the coffee business transactions, partially offset by the prior year loss on the Venezuela deconsolidation. Adjusted Operating Income margin expanded 230 basis points to 15.3 percent. These results reflect continued reductions in overhead costs and supply chain productivity savings.

•	Diluted EPS was $1.05, down 76 percent, driven by last year’s $7 billion gain from the coffee business transactions.

•	Adjusted EPS was $1.94 and grew 24 percent on a constant-currency basis, driven primarily by operating gains.

•	Free Cash Flow[1] was $1.6 billion driven by strong working capital management.

•	Capital Return: The company returned $3.7 billion of capital to shareholders through share repurchases and dividends.

Fourth Quarter Commentary

•	Net revenues decreased 8.1 percent, driven by the Venezuela deconsolidation and currency headwinds. Organic Net Revenue increased 0.6 percent, tempered by a negative impact of 60 basis points from India demonetization.

•	Gross profit margin was 38.2 percent, a decrease of 30 basis points, driven primarily by the net negative change in mark-to-market impacts from commodity and currency derivative contracts, partially offset by the impact from the prior year’s Venezuela deconsolidation. Adjusted Gross Profit margin was 39.0 percent, a decrease of 30 basis points, driven by pricing investments and unfavorable mix impacts, partially offset by strong net productivity.

•	Operating income margin was 7.5 percent, up 15.1 percentage points, reflecting the prior year Venezuela deconsolidation loss. Adjusted Operating Income margin expanded 110 basis points to 14.4 percent. These results reflect continued reductions in overhead costs and supply chain productivity savings.

•	Diluted EPS was $0.06, up 113 percent, driven by the impact from the prior year loss on the Venezuela deconsolidation.

•	Adjusted EPS was $0.47 and grew 12 percent on a constant-currency basis, driven primarily by operating gains.

•	Capital Return: The company repurchased more than $800 million of its common stock and paid approximately $300 million in cash dividends.

2017 Outlook

Mondelēz International provides guidance on a non-GAAP basis, as the company cannot predict some elements that are included in reported GAAP results, including the impact of foreign exchange. Refer to the Outlook section in the discussion of non-GAAP financial measures below for more details.

The company expects Organic Net Revenue to increase at least 1 percent in 2017 and Adjusted Operating Income margin in the mid-16 percent range. The company also expects double-digit Adjusted EPS growth on a constant-currency basis. The company estimates currency translation would reduce net revenue growth by approximately 1 percent3 and Adjusted EPS by approximately $0.033.

The company remains committed to its 2018 Adjusted Operating Income margin target of 17 to 18 percent.

Conference Call

Mondelēz International will host a conference call for investors with accompanying slides to review its results at 5 p.m. ET today. A listen-only webcast will be provided at www.mondelezinternational.com. An archive of the webcast will be available on the company’s web site. The company will be live tweeting the event at www.twitter.com/MDLZ.

About Mondelēz International

Mondelēz International, Inc. (NASDAQ: MDLZ) is building the best snacking company in the world, with 2016 net revenues of approximately $26 billion. Creating more moments of joy in approximately 165 countries, Mondelēz International is a world leader in biscuits, chocolate, gum, candy and powdered beverages, featuring global Power Brands such as Oreo and belVita biscuits; Cadbury Dairy Milk and Milka chocolate; and Trident gum. Mondelēz International is a proud member of the Standard and Poor’s 500, NASDAQ 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow the company on Twitter at www.twitter.com/MDLZ.

End Notes

1.	Organic Net Revenue, Adjusted Operating Income (and Adjusted Operating Income margin), Adjusted EPS, Adjusted Gross Profit (and Adjusted Gross Profit margin), Free Cash Flow and presentation of amounts in constant currency are non-GAAP financial measures. Please see discussion of non-GAAP financial measures at the end of this press release for more information.
2.	Net earnings attributable to Mondelēz International.
3.	Currency estimate is based on published rates from Oanda on February 3, 2017.

Additional Definitions

Power Brands include some of the company’s largest global and regional brands, such as Oreo, Chips Ahoy!, Ritz, TUC/Club Social and belVita biscuits; Cadbury Dairy Milk, Milka and Lacta chocolate; Trident gum; Halls candy; and Tang powdered beverages.

Emerging markets consist of the Latin America region in its entirety; the Asia, Middle East and Africa region excluding Australia, New Zealand and Japan; and the following countries from the Europe region: Russia, Ukraine, Turkey, Kazakhstan, Belarus, Georgia, Poland, Czech Republic, Slovak Republic, Hungary, Bulgaria, Romania, the Baltics and the East Adriatic countries.

Developed markets include the entire North America region, the Europe region excluding the countries included in the emerging markets definition, and Australia, New Zealand and Japan from the Asia, Middle East and Africa region.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “expect,” “may,” “would,” “believe,” “estimate,” “commit,” “position,” “deliver,” “target,” “guidance,” “outlook” and similar expressions are intended to identify the company’s forward-looking statements, including, but not limited to, statements about: the company’s future performance, including its future revenue growth, earnings per share and margins; currency and the effect of foreign exchange translation on the company’s results of operations; the economic, regulatory and business environment and the company’s operations in Venezuela; completion of the sale of several manufacturing facilities in France and sale or license of several local confectionery brands; the company’s growth strategy; value creation for shareholders; the costs of, timing of expenditures under and completion of the company’s restructuring program; pension liabilities related to the coffee business transactions; and the company’s outlook, including 2017 Organic Net Revenue growth, Adjusted Operating Income margin and Adjusted EPS and 2018 Adjusted Operating Income margin. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the company’s control, which could cause the company’s actual results to differ materially from those indicated in the company’s forward-looking statements. Such factors include, but are not limited to, risks from operating globally including in emerging markets; changes in currency exchange rates, controls and restrictions; continued volatility of commodity and other input costs; weakness in economic conditions; weakness in consumer spending; pricing actions; unanticipated disruptions to the company’s business; competition; the restructuring program and the company’s other transformation initiatives not yielding the anticipated benefits; changes in the assumptions on which the restructuring program is based; and tax law changes. Please also see the company’s risk factors, as they may be amended from time to time, set forth in its filings with the SEC, including the company’s most recently filed Annual Report on Form 10-K. Mondelēz International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

Schedule 1

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings

(in millions of U.S. dollars and shares, except per share data) (Unaudited)

	For the Three Months Ended December 31,			For the Twelve Months Ended December 31,
	2016	2015	% Change Fav / (Unfav)	2016	2015	% Change Fav / (Unfav)
Net revenues	$6,770	$7,364	(8.1)%	$25,923	$29,636	(12.5)%

Cost of sales	4,181	4,529	7.7%	15,795	18,124	12.9%

Gross profit	2,589	2,835	(8.7)%	10,128	11,512	(12.0)%
Gross profit margin	38.2%	38.5%		39.1%	38.8%

Selling, general and administrative expenses	1,705	1,902	10.4%	6,540	7,577	13.7%

Asset impairment and exit costs	342	355	3.7%	852	901	5.4%

(Gains) / Loss on divestitures	(9)	313	102.9%	(9)	(6,822)	(99.9)%

Loss on deconsolidation of Venezuela	—	778	n/m	—	778	n/m

Amortization of intangibles	44	44	—%	176	181	2.8%

Operating income	507	(557)	191.0%	2,569	8,897	(71.1)%
Operating income margin	7.5%	(7.6)%		9.9%	30.0%

Interest and other expense, net	575	199	(188.9)%	1,115	1,013	(10.1)%

Earnings before income taxes	(68)	(756)	91.0%	1,454	7,884	(81.6)%

Provision for income taxes	78	(32)	343.8%	(129)	(593)	78.2%
Effective tax rate	(114.7)%	(4.2)%		8.9%	7.5%
Gain on equity method investment exchange	—	—	n/m	43	—	n/m
Equity method investment net earnings	83	72	n/m	301	—	n/m

Net earnings	93	(716)	113.0%	1,669	7,291	(77.1)%

Noncontrolling interest earnings	—	(13)	100.0%	(10)	(24)	58.3%

Net earnings attributable to Mondelēz International	$93	$(729)	112.8%	$1,659	$7,267	(77.2)%

Per share data:
Basic earnings per share attributable to Mondelēz International	$0.06	$(0.46)	113.0%	$1.07	$4.49	(76.2)%

Diluted earnings per share attributable to Mondelēz International	$0.06	$(0.45)	113.3%	$1.05	$4.44	(76.4)%

Average shares outstanding:
Basic	1,540	1,589	3.1%	1,556	1,618	3.8%
Diluted	1,559	1,610	3.2%	1,573	1,637	3.9%

Schedule 2

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions of U.S. dollars) (Unaudited)

	December 31, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$1,741	$1,870
Trade receivables	2,611	2,634
Other receivables	859	1,212
Inventories, net	2,469	2,609
Other current assets	800	633

Total current assets	8,480	8,958

Property, plant and equipment, net	8,229	8,362
Goodwill	20,276	20,664
Intangible assets, net	18,101	18,768
Prepaid pension assets	159	69
Deferred income taxes	358	277
Equity method investments	5,585	5,387
Other assets	350	358

TOTAL ASSETS	$61,538	$62,843

LIABILITIES
Short-term borrowings	$2,531	$236
Current portion of long-term debt	1,451	605
Accounts payable	5,318	4,890
Accrued marketing	1,745	1,634
Accrued employment costs	736	844
Other current liabilities	2,636	2,713

Total current liabilities	14,417	10,922

Long-term debt	13,217	14,557
Deferred income taxes	4,721	4,750
Accrued pension costs	2,014	2,183
Accrued postretirement health care costs	382	499
Other liabilities	1,572	1,832

TOTAL LIABILITIES	36,323	34,743
EQUITY
Common Stock	—	—
Additional paid-in capital	31,847	31,760
Retained earnings	21,149	20,700
Accumulated other comprehensive losses	(11,122)	(9,986)
Treasury stock	(16,713)	(14,462)

Total Mondelēz International Shareholders’ Equity	25,161	28,012
Noncontrolling interest	54	88

TOTAL EQUITY	25,215	28,100

TOTAL LIABILITIES AND EQUITY	$61,538	$62,843

	December 31, 2016	December 31, 2015	Incr/ (Decr)
Short-term borrowings	$2,531	$236	$2,295
Current portion of long-term debt	1,451	605	846
Long-term debt	13,217	14,557	(1,340)

Total Debt	17,199	15,398	1,801

Cash and cash equivalents	1,741	1,870	(129)

Net Debt (1)	$15,458	$13,528	$1,930

(1)	Net debt is defined as total debt, which includes short-term borrowings, current portion of long-term debt and long-term debt, less cash and cash equivalents.

Schedule 3

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions of U.S. dollars) (Unaudited)

	For the Twelve Months Ended December 31,
	2016	2015
CASH PROVIDED BY / (USED IN) OPERATING ACTIVITIES
Net earnings	$1,669	$7,291
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	823	894
Stock-based compensation expense	140	136
Deferred income tax benefit	(141)	(30)
Asset impairments and accelerated depreciation	446	345
Loss on early extinguishment of debt	428	748
Loss on deconsolidation of Venezuela	—	778
Gains on divestitures and JDE coffee business transactions	(9)	(6,822)
JDE coffee business transactions currency-related net gains	—	(436)
Gain on equity method investment exchange	(43)	—
Equity method investment net earnings	(301)	(56)
Distributions from equity method investments	75	58
Other non-cash items, net	(43)	199
Change in assets and liabilities, net of acquisitions and divestitures:
Receivables, net	31	44
Inventories, net	62	(49)
Accounts payable	409	659
Other current assets	(176)	28
Other current liabilities	60	152
Change in pension and postretirement assets and liabilities, net	(592)	(211)

Net cash provided by operating activities	2,838	3,728

CASH PROVIDED BY / (USED IN) INVESTING ACTIVITIES
Capital expenditures	(1,224)	(1,514)
Proceeds from JDE coffee business transactions currency hedge settlements	—	1,050
Acquisitions, net of cash received	(246)	(527)
Proceeds from JDE coffee business transaction and divestitures, net of disbursements	303	4,735
Reduction of cash due to Venezuela deconsolidation	—	(611)
Capital contribution to JDE	—	(544)
Proceeds from sale of property, plant and equipment and other assets	138	60

Net cash (used in) / provided by investing activities	(1,029)	2,649

CASH PROVIDED BY / (USED IN) FINANCING ACTIVITIES
Issuances of commercial paper, maturities greater than 90 days	1,540	613
Repayments of commercial paper, maturities greater than 90 days	(1,031)	(710)
Net (repayments) / issuances of other short-term borrowings	1,741	(931)
Long-term debt proceeds	5,640	4,624
Long-term debt repaid	(6,186)	(4,975)
Repurchase of Common Stock	(2,601)	(3,622)
Dividends paid	(1,094)	(1,008)
Other	129	126

Net cash used in financing activities	(1,862)	(5,883)

Effect of exchange rate changes on cash and cash equivalents	(76)	(255)

Cash and cash equivalents:
(Decrease) / increase	(129)	239
Balance at beginning of period	1,870	1,631

Balance at end of period	$1,741	$1,870

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Financial Measures

(Unaudited)

The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate comparison of the company’s historical operating results and trends in its underlying operating results, and provides additional transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company’s performance. The company also believes that presenting these measures allows investors to view its performance using the same measures that the company uses in evaluating its financial and business performance and trends.

The company considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of its ongoing financial and business performance or trends. The adjustments generally fall within the following categories: acquisition & divestiture activities, gains and losses on intangible asset sales and non-cash impairments, major program restructuring activities, constant currency and related adjustments, major program financing and hedging activities and other major items affecting comparability of operating results. See below for a description of adjustments to the company’s U.S. GAAP financial measures included herein.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, the company’s non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

Because GAAP financial measures on a forward-looking basis are not accessible and reconciling information is not available without unreasonable effort, the company has not provided that information with regard to the non-GAAP financial measures in the company’s outlook. Refer to the Outlook section below for more details.

DEFINITIONS OF THE COMPANY’S NON-GAAP FINANCIAL MEASURES

The company’s non-GAAP financial measures and corresponding metrics reflect how the company evaluates its operating results currently and provide improved comparability of operating results. As new events or circumstances arise, these definitions could change over time:

•	“Organic Net Revenue” is defined as net revenues excluding the impacts of acquisitions, divestitures (1); the historical global coffee business (2); the historical Venezuelan operations; accounting calendar changes; and currency rate fluctuations. The company believes that Organic Net Revenue reflects the underlying growth from the ongoing activities of its business and provides improved comparability of results. The company also evaluates Organic Net Revenue growth from emerging markets and its Power Brands.

•	“Adjusted Gross Profit” is defined as gross profit excluding the 2012-2014 Restructuring Program; the 2014-2018 Restructuring Program (3); acquisition integration costs; incremental costs associated with the Jacobs Douwe Egberts (“JDE”) coffee business transactions; the operating results of divestitures (1); the historical coffee business operating results (2); the historical Venezuelan operating results; and mark-to-market impacts from commodity and forecasted currency transaction derivative contracts (4). The company also presents “Adjusted Gross Profit margin,” which is subject to the same adjustments as Adjusted Gross Profit. The company believes that Adjusted Gross Profit and Adjusted Gross Profit margin provide improved comparability of underlying operating results. The company also evaluates growth in the company’s Adjusted Gross Profit on a constant currency basis.

•	“Adjusted Operating Income” and “Adjusted Segment Operating Income” are defined as operating income (or segment operating income) excluding the impacts of Spin-Off Costs (5); the 2012-2014 Restructuring Program; the 2014-2018 Restructuring Program (3); the Venezuela remeasurement and deconsolidation losses and historical operating results; gains or losses (including non-cash impairment charges) on goodwill and intangible assets; divestiture (1) or acquisition gains or losses and related integration and acquisition costs; the JDE coffee business transactions (2) gain and net incremental costs; the operating results of divestitures (1); the historical global coffee business operating results (2); mark-to-market impacts from commodity and forecasted currency transaction derivative contracts (4); and equity method investment earnings historically reported within operating income (6). The company also presents “Adjusted Operating Income margin” and “Adjusted Segment Operating Income margin”, which are subject to the same adjustments as Adjusted Operating Income and Adjusted Segment Operating Income. The company believes that Adjusted Operating Income, Adjusted Segment Operating Income, Adjusted Operating Income margin and Adjusted Segment Operating Income margin provide improved comparability of underlying operating results. The company also evaluates growth in the company’s Adjusted Operating Income and Adjusted Segment Operating Income on a constant currency basis.

•	“Adjusted EPS” is defined as diluted EPS attributable to Mondelēz International from continuing operations excluding the impacts of Spin-Off Costs (5); the 2012-2014 Restructuring Program; the 2014-2018 Restructuring Program (3); the Venezuela remeasurement and deconsolidation losses and historical operating results; losses on debt extinguishment and related expenses; gains or losses (including non-cash impairment charges) on goodwill and intangible assets; divestiture (1) or acquisition gains or losses and related integration and acquisition costs; the JDE coffee business transactions (2) gain, transaction hedging gains or losses and net incremental costs; gain on the equity method investment exchange; net earnings from divestitures (1); mark-to-market impacts from commodity and forecasted currency transaction derivative contracts (4); and gains or losses on interest rate swaps no longer designated as accounting cash flow hedges due to changed financing and hedging plans. Similarly, within Adjusted EPS, the company’s equity method investment net earnings exclude its proportionate share of its investees’ unusual or infrequent items (7), such as acquisition and divestiture-related costs and restructuring program costs. The tax impact of each of the items excluded from the company’s GAAP results was computed based on the facts and tax assumptions associated with each item and such impacts have also been excluded from Adjusted EPS. The company believes that Adjusted EPS provides improved comparability of underlying operating results. The company also evaluates growth in the company’s Adjusted EPS on a constant currency basis.

•	“Free Cash Flow” is defined as net cash provided by operating activities less capital expenditures. As Free Cash Flow is the company’s primary measure used to monitor its cash flow performance, the company believes this non-GAAP measure provides investors additional useful information when evaluating its cash from operating activities.

(1)	Divestitures include completed sales of businesses and exits of major product lines upon completion of a sale or licensing agreement.
(2)	In connection with the JDE coffee business transactions that closed on July 2, 2015, because the company exchanged its coffee interests for similarly-sized coffee interests in JDE at the time of the transaction, the company has deconsolidated and not included its historical global coffee business results within divestitures in its non-GAAP financial measures. The company continues to have an ongoing interest in the coffee business and as such, the company included the earnings of JDE, Keurig Green Mountain Inc. (“Keurig”) and its historical coffee business within continuing results of operations. Within Adjusted EPS, the company included these earnings within equity method investment earnings and deconsolidated its historical coffee business results from Organic Net Revenue, Adjusted Gross Profit and Adjusted Operating Income to facilitate comparisons of past and future coffee operating results.
(3)	Non-GAAP adjustments related to the 2014-2018 Restructuring Program reflect costs incurred that relate to the objectives of the company’s program to transform its supply chain network and organizational structure. Costs that do not meet the program objectives are not reflected in the non-GAAP adjustments.

(4)	During the third quarter of 2016, the company began to exclude unrealized gains and losses (mark-to-market impacts) from outstanding commodity and forecasted currency transaction derivatives from its non-GAAP earnings measures until such time that the related exposures impact its operating results. Since the company purchases commodity and forecasted currency contracts to mitigate price volatility primarily for inventory requirements in future periods, the company made this adjustment to remove the volatility of these future inventory purchases on current operating results to facilitate comparisons of its underlying operating performance across periods. The company also discontinued designating commodity and forecasted currency transaction derivatives for hedge accounting treatment. To facilitate comparisons of the company’s underlying operating results, the company has recast all historical non-GAAP earnings measures to exclude the mark-to-market impacts.
(5)	Refer to Note 2, Divestitures and Acquisitions – Spin-Off of Kraft Foods Group, to the consolidated financial statements in the company’s Form 10-K for the year ended December 31, 2015 for more information on Spin-Off Costs incurred in connection with the October 1, 2012 spin-off of the Kraft Foods Group grocery business.
(6)	Historically, the company has recorded income from equity method investments within its operating income as these investments operated as extensions of the company’s base business. Beginning in the third quarter of 2015, the company began to record the earnings from its equity method investments in after-tax equity method investment earnings outside of operating income following the deconsolidation of its coffee business. In periods prior to July 2, 2015, the company has reclassified the equity method earnings from Adjusted Operating Income to after-tax equity method investment earnings within Adjusted EPS to be consistent with the deconsolidation of its coffee business results on July 2, 2015 and in order to evaluate its operating results on a consistent basis.
(7)	The company has excluded its proportionate share of its equity method investees’ unusual or infrequent items in order to provide investors with a comparable view of its performance across periods. Although the company has shareholder rights and board representation commensurate with its ownership interests in its equity method investees and reviews the underlying operating results and unusual or infrequent items with them each reporting period, the company does not have direct control over the operations or resulting revenue and expenses. The company’s use of equity method investment net earnings on an adjusted basis is not intended to imply that the company has any such control. The company’s GAAP “diluted EPS attributable to Mondelez International from continuing operations” includes all of its investees’ unusual and infrequent items.

See the attached schedules for supplemental financial data and corresponding reconciliations of the non-GAAP financial measures referred to above to the most comparable GAAP financial measures for the three months and year ended December 31, 2016 and 2015.

SEGMENT OPERATING INCOME

The company uses segment operating income to evaluate segment performance and allocate resources. The company believes it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes unrealized gains and losses on hedging activities (which are a component of cost of sales), general corporate expenses (which are a component of selling, general and administrative expenses), amortization of intangibles, gains and losses on divestitures or acquisitions, gain on the JDE coffee business transactions, loss on the deconsolidation of Venezuela and acquisition-related costs (which are a component of selling, general and administrative expenses) in all periods presented. The company excludes these items from segment operating income in order to provide better transparency of its segment operating results. Furthermore, the company centrally manages interest and other expense, net. Accordingly, the company does not present these items by segment because they are excluded from the segment profitability measure that management reviews.

ITEMS IMPACTING COMPARABILITY OF OPERATING RESULTS

The following information is provided to give qualitative and quantitative information related to items impacting comparability of operating results. The company determines which items to consider as “items impacting comparability” based on how management views the company’s business; makes financial, operating and planning decisions; and evaluates the company’s ongoing performance. In addition, the company discloses the impact of changes in currency exchange rates on the company’s financial results in order to reflect results on a constant currency basis.

Divestitures

On December 1, 2016, the company completed the sale of a confectionery business in Costa Rica represented by a local brand. The sales price was $28 million and the company recorded a pre-tax gain of $9 million in the three months ended December 31, 2016. In connection with this transaction, the company incurred $2 million of transaction costs and accrued expenses.

On April 23, 2015, the company completed the divestiture of its 50 percent equity interest in a Japanese coffee joint venture, to its joint venture partner, which generated cash proceeds of 27 billion Japanese yen ($225 million as of April 23, 2015) and a pre-tax gain of $13 million (after-tax loss of $9 million) in the three months ended June 30, 2015. The company contributed to JDE the net cash proceeds from the sale of the interest.

Divestiture-related costs

On March 31, 2016, the company received a binding offer for the sale of several manufacturing facilities in France and sale or license of several local confectionery brands. The transactions are subject to E.U. and local regulatory approvals, completion of employee consultation requirements and additional steps to prepare the assets for transfer. During the fourth quarter, the company received the Works Council approval and the buyer obtained antitrust clearance in all markets where it was required. Additionally, the company incurred and accrued $2 million in the three months and $86 million in the year ended December 31, 2016, of incremental expenses to ready the business for the sale transactions expected to close in 2017. The company recorded these costs within cost of sales and selling, general and administrative expenses of its Europe segment.

Acquisitions and acquisition-related costs

On November 2, 2016, the company purchased from Burton’s Biscuit Company certain intangibles which include the license to manufacture, market and sell Cadbury-branded biscuits in additional key markets around the world, including in the U.K., France, Ireland, North America and Saudi Arabia. The purchase added incremental net revenues of $16 million (constant currency basis) in the three months ended December 31, 2016.

On July 15, 2015, the company acquired a controlling interest in a biscuit operation in Vietnam within its AMEA segment and on August 22, 2016, the company acquired the remaining interest. The acquisition added incremental net revenues of $71 million (constant currency basis) in the year ended December 31, 2016.

On February 16, 2015, the company also acquired a U.S. snack food company (Enjoy Life Foods) within its North America segment. The acquisition added incremental net revenues of $5 million in the year ended December 31, 2016.

The company recorded acquisition-related costs of $1 million in the three months and year ended December 31, 2016 and $8 million in the year ended December 31, 2015. These acquisition-related costs were recorded in selling, general and administrative expenses.

Acquisition integration costs

Within the company’s AMEA segment, in connection with the acquisition of a biscuit operation in Vietnam, the company recorded integration costs of $1 million in the three months and $7 million in the year ended December 31, 2016 and $4 million in the three months and $9 million in the year ended December 31, 2015. The company recorded these acquisition integration costs in selling, general and administrative expenses.

Accounting calendar change

In connection with moving toward a common consolidation date across the company, in the first quarter of 2015, the company changed the consolidation date for its North America segment from the last Saturday of each period to the last calendar day of each period. The change had a favorable impact on net revenues of $19 million in the three months and $76 million in the year ended December 31, 2015. As a result of this change, each of the company’s operating subsidiaries now reports results as of the last calendar day of the period.

2012-2014 Restructuring Program

On October 1, 2012, the company completed the Spin-Off of its North American grocery business, Kraft Foods Group, to its shareholders. Prior to this transaction, in 2012, the company’s Board of Directors approved $1.5 billion of restructuring and related implementation costs (“2012-2014 Restructuring

Program”) reflecting primarily severance, asset disposals and other manufacturing-related one-time costs. The primary objective of the restructuring and implementation activities was to ensure that Mondelēz International and Kraft Foods Group were each set up to operate efficiently and execute on their respective business strategies upon separation and in the future. Of the $1.5 billion of 2012-2014 Restructuring Program costs, the company retained approximately $925 million and Kraft Foods Group retained the balance of the program. Through the end of 2014, the company incurred total restructuring and related implementation charges of $899 million and completed incurring planned charges on the 2012-2014 Restructuring Program. The company recorded reversals to the restructuring charges of $1 million in the three months and $4 million in the year ended December 31, 2015 related to accruals no longer required.

2014-2018 Restructuring Program

On May 6, 2014, the company’s Board of Directors approved a $3.5 billion restructuring program, comprised of approximately $2.5 billion in cash costs and $1 billion in non-cash costs (“2014-2018 Restructuring Program”), and up to $2.2 billion of capital expenditures. On August 31, 2016, the company’s Board of Directors approved a reallocation within the program of $600 million of previously approved capital expenditures to be spent on restructuring program cash costs, resulting in $3.1 billion of cash costs to be expensed and up to $1.6 billion of capital expenditures. There was no change to the total $5.7 billion of total program costs and no change to the total $4.7 billion of cash outlays. The primary objective of the 2014-2018 Restructuring Program is to reduce the company’s operating cost structure in both supply chain and overhead costs. The program is intended primarily to cover severance as well as asset disposals and other manufacturing-related one-time costs. Since inception, the company has incurred total restructuring and related implementation charges of $2.5 billion related to the 2014-2018 Restructuring Program. The company has incurred the majority of the program’s charges through 2016 and expects to complete the program by year-end 2018.

Restructuring costs

The company recorded restructuring charges of $234 million in the three months and $714 million in the year ended December 31, 2016 and $269 million in the three months and $711 million in the year ended December 31, 2015 within asset impairment and exit costs. These charges were for asset write-downs (including accelerated depreciation and asset impairments), severance and other related costs.

Implementation costs

Implementation costs are directly attributable to restructuring activities; however, they do not qualify for special accounting treatment as exit or disposal activities. Implementation costs primarily relate to reorganizing the company’s operations and facilities in connection with its supply chain reinvention program and other identified productivity and cost saving initiatives. The costs include incremental expenses related to the closure of facilities, costs to terminate certain contracts and the simplification of the company’s information systems. The company recorded implementation costs of $86 million in the three months and $372 million in the year ended December 31, 2016 and $106 million in the three months and $291 million in the year ended December 31, 2015. The company recorded these costs within cost of sales and general corporate expense within selling, general and administrative expenses.

Venezuela remeasurement and deconsolidation losses

Effective as of the close of the 2015 fiscal year, the company concluded that it no longer met the accounting criteria for consolidation of its Venezuelan subsidiaries due to a loss of control over its Venezuelan operations and an other-than-temporary lack of currency exchangeability. As of the close of the 2015 fiscal year, the company deconsolidated and changed to the cost method of accounting for its Venezuelan operations. The company recorded a $778 million pre-tax loss on December 31, 2015 as it reduced the value of its cost method investment in Venezuela and all Venezuelan receivables held by its other subsidiaries to realizable fair value, resulting in full impairment. The recorded loss also included historical cumulative translation adjustments related to the company’s Venezuelan operations that the company had previously recorded in accumulated other comprehensive losses within equity.

Beginning in 2016, the company no longer includes net revenues, earnings or net assets of its Venezuelan subsidiaries within its consolidated financial statements. Under the cost method of accounting, earnings are only recognized to the extent cash is received. Given the current and ongoing difficult economic, regulatory and business environment in Venezuela, there continues to be significant uncertainty related to the company’s operations in Venezuela, and the company expects these conditions will continue for the foreseeable future. The company will monitor the extent of its ability to control its Venezuelan operations and the liquidity and availability of U.S. dollars at different rates, as the company’s current situation in Venezuela may change over time and lead to consolidation at a future date.

The company recorded no revenues, earnings or other financial results from its Venezuelan subsidiaries during the three months and year ended December 31, 2016. For the three months and the year ended December 31, 2015, the operating results of its Venezuelan operations were included in the company’s condensed consolidated statements of earnings. During the first quarter of 2015, the company recognized an $11 million currency-related remeasurement loss resulting from a devaluation of the Venezuela bolivar exchange rates the company historically used to source U.S. dollars for purchases of imported raw materials, packaging and other goods and services.

Removal of historical Venezuela net revenues, operating income and net earnings

The company removed its historical operating results for its Venezuelan subsidiaries from its historical Organic Net Revenue, Adjusted Gross Profit, Adjusted Operating Income and Adjusted EPS to facilitate comparisons of past and future operating results and net earnings.

JDE coffee business transactions

On July 2, 2015, the company completed transactions to combine the company’s wholly owned coffee businesses with those of D.E Master Blenders 1753 B.V. (“DEMB”) to create a new company, JDE. Following the exchange of a portion of the company’s investment in JDE for an interest in Keurig in March 2016, the company held a 26.5% equity interest in JDE. The remaining 73.5% interest in JDE was held by a subsidiary of Acorn Holdings B.V. (“AHBV”, owner of DEMB prior to July 2, 2015). Following transactions related to JDE stock-based compensation arrangements tied to the issuance of JDE equity compensation awards to JDE employees, as of December 31, 2016, the company held a 26.4% equity interest in JDE.

In connection with the contribution of the company’s global coffee business to JDE on July 2, 2015, the company recorded a final pre-tax gain of $6.8 billion (or $6.6 billion after taxes) in the second half of 2015 after final adjustments were reflected as described below. The company also recorded approximately $1.0 billion of net gains related to hedging the expected cash proceeds from the transaction as described further below. During the fourth quarter of 2015, the company and JDE concluded negotiations of a sales price adjustment and completed the valuation of the company’s investment in JDE. Primarily due to the negotiated resolution of the sales price adjustment in the fourth quarter, the company recorded a $313 million reduction in the pre-tax gain on the coffee transaction, reducing the $7.1 billion estimated gain in the third quarter to the $6.8 billion final gain for 2015. As part of the company’s sales price negotiations, the company retained the right to collect future cash payments if certain estimated pension liabilities are realized over an agreed amount in the future. As such, the company may recognize additional income related to this negotiated term in the future.

In 2014 and 2015, in connection with the expected receipt of cash in euros at the time of closing, the company entered into a number of consecutive currency exchange forward contracts to lock in an equivalent expected value in U.S. dollars as of the date the coffee business transactions were first announced in May 2014. Cumulatively, the company realized aggregate net gains and received cash of approximately $1.0 billion on these hedging contracts that increased the cash the company received in connection with the JDE coffee business transactions from $4.2 billion in cash consideration received to $5.2 billion. In connection with these currency contracts, the company recognized net gains of $436 million in the year ended December 31, 2015 within interest and other expense, net.

The company also incurred incremental expenses related to readying its global coffee businesses for the transactions that totaled $39 million in the three months and $278 million in the year ended December 31, 2015. Of these total expenses, $123 million was recorded within asset impairment and exit costs in 2015 and the remainder was recorded within selling, general and administrative expenses of primarily the company’s Europe segment as well as within general corporate expenses.

Gain on equity method investment exchange

On March 3, 2016, a subsidiary of AHBV completed the $13.9 billion acquisition of all of the outstanding common stock of Keurig through a merger transaction. On March 7, 2016, the company exchanged with a subsidiary of AHBV a portion of the company’s equity interest in JDE with a carrying value of €1.7 billion (approximately $2.0 billion as of March 7, 2016) for an interest in Keurig with a fair value of $2.0 billion based on the merger consideration per share for Keurig. The company recorded the difference between the fair value of Keurig and its basis in JDE shares as a $43 million gain on the equity method investment exchange in March 2016. Immediately following the exchange, the company’s ownership interest in JDE was 26.5% and its interest in Keurig was 24.2%. The company accounts for its investments in JDE and Keurig under the equity method and recognizes its share of their earnings within equity method investment earnings and its share of their dividends within the company’s cash flows.

Reclassification of historical coffee business net revenues, operating income and net earnings

The company removed its historical coffee business operating results from its historical Organic Net Revenue, Adjusted Gross Profit and Adjusted Operating Income and reclassified historical coffee business after-tax earnings to equity method investment net earnings in Adjusted EPS to facilitate comparisons of past and future operating results and net earnings.

Reclassification of equity method investment earnings

Historically, the company recorded income from equity method investments within operating income as these investments operated as extensions of its base business. Beginning in the third quarter of 2015, to align with the accounting for JDE earnings, the company began to record the earnings from equity method investments in equity method investment net earnings outside of segment operating income. To facilitate comparisons of its underlying operating results, for periods prior to July 2, 2015, the company has recast all historical non-GAAP earnings measures to reclassify earnings from equity method investments historically recorded within segment operating income to equity method investment net earnings.

Equity method investee adjustments

Within Adjusted EPS, the company’s equity method investment net earnings exclude its proportionate share of its investees’ unusual or infrequent items, such as acquisition and divestiture-related costs and restructuring program costs.

Mark-to-market impacts from commodity and currency derivative contracts

During the third quarter of 2016, the company began to exclude unrealized gains and losses (mark-to-market impacts) from outstanding commodity and forecasted currency transaction derivatives from its non-GAAP earnings measures until such time that the related exposures impact its operating results. To facilitate comparisons of its underlying operating results, the company has recast all historical non-GAAP earnings measures to exclude the mark-to-market impacts.

The company recorded net unrealized losses on commodity and forecasted currency transaction derivatives of $45 million in the three months and $94 million in the year ended December 31, 2016. The company recorded net unrealized gains on commodity and forecasted currency transaction derivatives of $21 million in the three months and $56 million ($96 million including coffee-related activity) in the year ended December 31, 2015.

Loss on debt extinguishment and related costs

On December 16, 2016, the company redeemed $850 million of 2.250% fixed rate notes, maturing on February 1, 2019, that were issued on January 16, 2014. The company recorded, within interest and other expense, net, a pre-tax loss on debt extinguishment of $18 million in connection with this redemption in the three months ended December 31, 2016.

On October 31, 2016, the company completed a cash tender offer and retired $3.18 billion of its outstanding high coupon long-term debt. The company recorded, within interest and other expense, net, a pre-tax loss on debt extinguishment and related expenses of $409 million in the three months ended December 31, 2016, for the amount paid in excess of the carrying value of the debt and from recognizing in earnings the related unamortized discounts and deferred financing costs.

On November 30, 2015, the company completed a cash tender offer and retired £247 million (approximately $372 million) of its outstanding high coupon long-term debt. The company recorded, within interest and other expense, net, a pre-tax loss on debt extinguishment and related expenses of $40 million in the three months ended December 31, 2015, for the amount paid in excess of the carrying value of the debt and from recognizing unamortized premiums and deferred financing costs.

On March 20, 2015, the company completed a cash tender offer and retired $2.5 billion of its outstanding high coupon long-term debt. The company recorded, within interest and other expense,

net, a pre-tax loss on debt extinguishment and related expenses of $708 million in the three months ended March 31, 2015, for the amount paid in excess of the carrying value of the debt and from recognizing in earnings the related unamortized discounts and deferred financing costs. The company also recognized $5 million of charges within interest expense from hedging instruments related to the retired debt.

Loss related to interest rate swaps

The company recognized pre-tax losses of $97 million in the three months ended March 31, 2016, and $34 million in the three months ended March 31, 2015, within interest and other expense, net related to certain U.S. dollar interest rate swaps that the company no longer designated as accounting cash flow hedges due to a change in financing plans.

Intangible assets gains and losses

Impairment charges

On March 31, 2016, in connection with the planned sale of a confectionery business in France, the company recorded a $14 million impairment charge for a gum & candy trademark as a portion of its carrying value would not be recoverable based on future cash flows expected under a planned license agreement with the buyer. In May 2016, the company recorded an additional $5 million impairment charge for another candy trademark to reduce the overall net assets to the estimated net sales proceeds after transaction costs.

In the three months ended December 31, 2016, during the company’s annual testing of non-amortizable intangible assets, the company recorded $98 million of impairment charges related to five trademarks. These charges related to biscuits, candy and gum trademarks of $41 million in AMEA, $32 million in North America, $22 million in Europe, and $2 million in Latin America.

In addition, during the three months ended December 31, 2016, the company recorded impairment charges of $4 million in AMEA and $4 million in Europe related to biscuits trademarks.

During the three months ended September 30, 2016, the company discontinued one biscuit product that resulted in a $4 million intangible asset impairment charge in AMEA.

On June 30, 2016, in connection with the company’s global supply chain reinvention initiatives, the company made a determination to discontinue manufacturing a candy product that resulted in a $7 million impairment charge in North America.

In 2015, the company recorded a $44 million charge related to candy and biscuit trademarks in AMEA, $22 million in Europe and $5 million in Latin America.

Gain on sales of intangible assets

On May 2, 2016, the company completed the sale of certain local biscuit brands in Finland as part of the company’s strategic decisions to exit select small and local brands and shift investment towards its Power Brands. Upon closing, the company divested $8 million of indefinite-lived intangible assets and less than $1 million of other assets. After transaction costs, the company recorded a pre-tax gain of $6 million ($5 million after-tax) in the three months ended June 30, 2016 within selling, general and administrative expenses of its Europe segment. In the three months ended December 31, 2016, the company received another $2 million of consideration following the completion of post-closing requirements, resulting in a total pre-tax gain of $8 million ($6 million after-tax) in the year ended December 31, 2016, recorded within selling, general and administrative expenses of its Europe segment.

On August 26, 2016, the company recorded a $7 million gain for the sale of a U.S.-owned biscuit trademark. The gain was recorded within selling, general and administrative expenses of its North America segment in the year ended December 31, 2016.

Constant currency

Management evaluates the operating performance of the company and its international subsidiaries on a constant currency basis. The company determines its constant currency operating results by dividing or multiplying, as appropriate, the current period local currency operating results by the currency exchange rates used to translate the company’s financial statements in the comparable prior-year period to determine what the current period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.

OUTLOOK

The company’s outlooks for 2017 Organic Net Revenue growth, 2017 and 2018 Adjusted Operating Income margin and 2017 Adjusted EPS growth on a constant currency basis are non-GAAP financial measures that exclude or otherwise adjust for items impacting comparability of financial results such as the impact of changes in foreign currency exchange rates, restructuring activities, acquisitions and divestitures. The company is not able to reconcile its full year 2017 projected Organic Net Revenue growth to its full year 2017 projected reported net revenue growth because the company is unable to predict the 2017 impact of foreign exchange due to the unpredictability of future changes in foreign exchange rates, which could be material as a significant portion of the company’s operations are outside the U.S. The company is not able to reconcile its full year 2017 and 2018 projected Adjusted Operating Income margin to its full year 2017 and 2018 projected reported operating income margin because the company is unable to predict the timing of its Restructuring Program costs, mark-to-market impacts from commodity and forecasted currency transaction derivative contracts and impacts from potential acquisitions or divestitures. The company is not able to reconcile its full year 2017 projected Adjusted

EPS growth on a constant currency basis to its full year 2017 projected reported diluted EPS growth because the company is unable to predict the timing of its Restructuring Program costs, mark-to-market impacts from commodity and forecasted currency forecasted derivative contracts, impacts from potential acquisitions or divestitures as well as the impact of foreign exchange due to the unpredictability of future changes in foreign exchange rates, which could be material as a significant portion of the company’s operations are outside the U.S. Therefore, because of the uncertainty and variability of the nature and amount of future adjustments, which could be significant, the company is unable to provide a reconciliation of these measures without unreasonable effort.

Schedule 4a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Revenues

(in millions of U.S. dollars) (Unaudited)

	Latin America		AMEA		Europe		North America		Mondelēz International
For the Three Months Ended December 31, 2016
Reported (GAAP)	$864		$1,412		$2,682		$1,812		$6,770
Divestiture	(2)		—		—		—		(2)
Acquisitions	—		—		(16)		—		(16)
Currency	42		38		169		(1)		248

Organic (Non-GAAP)	$904		$1,450		$2,835		$1,811		$7,000

For the Three Months Ended December 31, 2015
Reported (GAAP)	$1,258		$1,468		$2,815		$1,823		$7,364
Divestiture	(3)		—		—		—		(3)
Historical Venezuelan operations	(383)		—		—		—		(383)
Accounting calendar change	—		—		—		(19)		(19)

Organic (Non-GAAP)	$872		$1,468		$2,815		$1,804		$6,959

% Change
Reported (GAAP)	(31.3)%		(3.8)%		(4.7)%		(0.6)%		(8.1)%
Divestiture	0.2	pp	—	pp	—	pp	—	pp	—	pp
Historical Venezuelan operations	30.0		—		—		—		5.1
Acquisitions	—		—		(0.6)		—		(0.2)
Accounting calendar change	—		—		—		1.1		0.3
Currency	4.8		2.6		6.0		(0.1)		3.5

Organic (Non-GAAP)	3.7%		(1.2)%		0.7%		0.4%		0.6%

Vol/Mix	(3.8	)pp	(4.0	)pp	2.0	pp	0.1	pp	(0.5	)pp
Pricing	7.5		2.8		(1.3)		0.3		1.1

	Latin America		AMEA		Europe		North America		Mondelēz International
For the Twelve Months Ended December 31, 2016
Reported (GAAP)	$3,392		$5,816		$9,755		$6,960		$25,923
Divestiture	(8)		—		—		—		(8)
Acquisitions	—		(71)		(16)		(5)		(92)
Currency	559		221		441		23		1,244

Organic (Non-GAAP)	$3,943		$5,966		$10,180		$6,978		$27,067

For the Twelve Months Ended December 31, 2015
Reported (GAAP)	$4,988		$6,002		$11,672		$6,974		$29,636
Divestiture	(9)		—		—		—		(9)
Historical Venezuelan operations	(1,217)		—		—		—		(1,217)
Historical coffee business	—		(66)		(1,561)		—		(1,627)
Accounting calendar change	—		—		—		(76)		(76)

Organic (Non-GAAP)	$3,762		$5,936		$10,111		$6,898		$26,707

% Change
Reported (GAAP)	(32.0)%		(3.1)%		(16.4)%		(0.2)%		(12.5)%
Divestiture	0.1	pp	—	pp	—	pp	—	pp	—	pp
Historical Venezuelan operations	21.9		—		—		—		3.7
Historical coffee business	—		1.1		12.9		—		5.6
Acquisitions	—		(1.2)		(0.1)		—		(0.3)
Accounting calendar change	—		—		—		1.1		0.2
Currency	14.8		3.7		4.3		0.3		4.6

Organic (Non-GAAP)	4.8%		0.5%		0.7%		1.2%		1.3%

Vol/Mix	(5.3	)pp	(1.0	)pp	1.1	pp	1.4	pp	(0.3	)pp
Pricing	10.1		1.5		(0.4)		(0.2)		1.6

Schedule 4b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Revenues—Brands and Markets

(in millions of U.S. dollars) (Unaudited)

	Power Brands		Non-Power Brands		Mondelēz International		Emerging Markets		Developed Markets		Mondelēz International
For the Three Months Ended December 31, 2016
Reported (GAAP)	$4,665		$2,105		$6,770		$2,379		$4,391		$6,770
Divestiture	—		(2)		(2)		(2)		—		(2)
Acquisitions	—		(16)		(16)		—		(16)		(16)
Currency	155		93		248		105		143		248

Organic (Non-GAAP)	$4,820		$2,180		$7,000		$2,482		$4,518		$7,000

For the Three Months Ended December 31, 2015
Reported (GAAP)	$4,999		$2,365		$7,364		$2,831		$4,533		$7,364
Divestiture	—		(3)		(3)		(3)		—		(3)
Historical Venezuelan operations	(247)		(136)		(383)		(383)		—		(383)
Accounting calendar change	(15)		(4)		(19)		—		(19)		(19)

Organic (Non-GAAP)	$4,737		$2,222		$6,959		$2,445		$4,514		$6,959

% Change
Reported (GAAP)	(6.7)%		(11.0)%		(8.1)%		(16.0)%		(3.1)%		(8.1)%
Divestiture	—	pp	—	pp	—	pp	0.1	pp	—	pp	—	pp
Historical Venezuelan operations	4.9		5.5		5.1		13.1		—		5.1
Acquisitions	—		(0.8)		(0.2)		—		(0.3)		(0.2)
Accounting calendar change	0.4		0.2		0.3		—		0.4		0.3
Currency	3.2		4.2		3.5		4.3		3.1		3.5

Organic (Non-GAAP)	1.8%		(1.9)%		0.6%		1.5%		0.1%		0.6%

	Power Brands		Non-Power Brands		Mondelēz International		Emerging Markets		Developed Markets		Mondelēz International
For the Twelve Months Ended December 31, 2016
Reported (GAAP)	$17,951		$7,972		$25,923		$9,370		$16,553		$25,923
Divestiture	—		(8)		(8)		(8)		—		(8)
Acquisitions	—		(92)		(92)		(71)		(21)		(92)
Currency	844		400		1,244		896		348		1,244

Organic (Non-GAAP)	$18,795		$8,272		$27,067		$10,187		$16,880		$27,067

For the Twelve Months Ended December 31, 2015
Reported (GAAP)	$20,350		$9,286		$29,636		$11,585		$18,051		$29,636
Divestiture	—		(9)		(9)		(9)		—		(9)
Historical Venezuelan operations	(823)		(394)		(1,217)		(1,217)		—		(1,217)
Historical coffee business	(1,179)		(448)		(1,627)		(442)		(1,185)		(1,627)
Accounting calendar change	(59)		(17)		(76)		—		(76)		(76)

Organic (Non-GAAP)	$18,289		$8,418		$26,707		$9,917		$16,790		$26,707

% Change
Reported (GAAP)	(11.8)%		(14.2)%		(12.5)%		(19.1)%		(8.3)%		(12.5)%
Divestiture	—	pp	—	pp	—	pp	—	pp	—	pp	—	pp
Historical Venezuelan operations	3.7		3.9		3.7		9.5		—		3.7
Historical coffee business	5.9		4.7		5.6		4.0		6.4		5.6
Acquisitions	—		(1.1)		(0.3)		(0.7)		(0.1)		(0.3)
Accounting calendar change	0.4		0.2		0.2		—		0.4		0.2
Currency	4.6		4.8		4.6		9.0		2.1		4.6

Organic (Non-GAAP)	2.8%		(1.7)%		1.3%		2.7%		0.5%		1.3%

Schedule 5a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Gross Profit / Operating Income

(in millions of U.S. dollars) (Unaudited)

	For the Three Months Ended December 31, 2016
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$6,770	$2,589	38.2%	$507	7.5%
2014-2018 Restructuring Program costs	—	7		320
Acquisition integration costs	—	—		1
Gain on sale of intangible asset	—	—		(2)
Intangible asset impairment charges	—	—		107
Income / costs associated with the JDE coffee business transactions	—	—		—
Operating income from divestiture	(2)	(1)		—
Divestiture-related costs	—	—		2
Gain on divestiture	—	—		(9)
Acquisition-related costs	—	—		1
Mark-to-market gains / losses from derivatives	—	45		45
Rounding	—	(1)		1

Adjusted (Non-GAAP)	$6,768	$2,639	39.0%	$973	14.4%

Currency		76		44

Adjusted @ Constant FX (Non-GAAP)		$2,715		$1,017

	For the Three Months Ended December 31, 2015
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$7,364	$2,835	38.5%	$(557)	(7.6)%
2012-2014 Restructuring Program costs	—	(1)		(1)
2014-2018 Restructuring Program costs	—	21		375
Acquisition integration costs	—	1		4
Remeasurement of net monetary assets in Venezuela	—	—		—
Loss on deconsolidation of Venezuela	—	—		778
Intangible asset impairment charges	—	—		71
Income / costs associated with the JDE coffee business transactions	—	1		39
Historical Venezuelan operations	(383)	(93)		(73)
Historical coffee business	—	—		—
Operating income from divestiture	(3)	—		(2)
Gain on the JDE coffee business transactions	—	—		313
Gain on divestiture	—	—		—
Acquisition-related costs	—	—		—
Reclassification of equity method investment earnings	—	—		—
Mark-to-market gains / losses from derivatives	—	(21)		(21)
Rounding	—	—		(1)

Adjusted (Non-GAAP)	$6,978	$2,743	39.3%	$925	13.3%

		Gross Profit		Operating Income
% Change - Reported (GAAP)		(8.7)%		(191.0)%
% Change - Adjusted (Non-GAAP)		(3.8)%		5.2%
% Change - Adjusted @ Constant FX (Non-GAAP)		(1.0)%		9.9%

Schedule 5b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Gross Profit / Operating Income

(in millions of U.S. dollars) (Unaudited)

	For the Twelve Months Ended December 31, 2016
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$25,923	$10,128	39.1%	$2,569	9.9%
2014-2018 Restructuring Program costs	—	91		1,086
Acquisition integration costs	—	—		7
Gain on sale of intangible asset	—	—		(15)
Intangible asset impairment charges	—	—		137
Income / costs associated with the JDE coffee business transactions	—	—		(2)
Operating income from divestiture	(8)	(3)		(2)
Divestiture-related costs	—	8		86
Gain on divestiture	—	—		(9)
Acquisition-related costs	—	—		1
Mark-to-market gains / losses from derivatives	—	94		94
Rounding	—	(1)		1

Adjusted (Non-GAAP)	$25,915	$10,317	39.8%	$3,953	15.3%

Currency		423		176

Adjusted @ Constant FX (Non-GAAP)		$10,740		$4,129

	For the Twelve Months Ended December 31, 2015
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$29,636	$11,512	38.8%	$8,897	30.0%
2012-2014 Restructuring Program costs	—	(1)		(4)
2014-2018 Restructuring Program costs	—	42		1,002
Acquisition integration costs	—	1		9
Remeasurement of net monetary assets in Venezuela	—	—		11
Loss on deconsolidation of Venezuela	—	—		778
Intangible asset impairment charges	—	—		71
Income / costs associated with the JDE coffee business transactions	—	4		278
Historical Venezuelan operations	(1,217)	(354)		(281)
Historical coffee business	(1,627)	(673)		(342)
Operating income from divestiture	(9)	(3)		(8)
Gain on the JDE coffee business transactions	—	—		(6,809)
Gain on divestiture	—	—		(13)
Acquisition-related costs	—	—		8
Reclassification of equity method investment earnings	—	—		(51)
Mark-to-market gains / losses from derivatives	—	(56)		(56)
Rounding	—	—		—

Adjusted (Non-GAAP)	$26,783	$10,472	39.1%	$3,490	13.0%

		Gross Profit		Operating Income
% Change - Reported (GAAP)		(12.0)%		(71.1)%
% Change - Adjusted (Non-GAAP)		(1.5)%		13.3%
% Change - Adjusted @ Constant FX (Non-GAAP)		2.6%		18.3%

Schedule 6a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Earnings

(in millions of U.S. dollars and shares, except per share data) (Unaudited)

	For the Three Months Ended December 31, 2016
	Operating Income	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Equity Method Investment Net Losses / (Earnings)	Gain on Equity Method Investment Exchange	Non- controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$507	$575	$(68)	$(78)	(114.7)%	$(83)	$—	$—	$93	$0.06
2014-2018 Restructuring Program costs	320	—	320	89		—	—	—	231	0.15
Acquisition integration costs	1	—	1	—		—	—	—	1	—
Gain on sale of intangible asset	(2)	—	(2)	(1)		—	—	—	(1)	—
Intangible asset impairment charges	107	—	107	28		—	—	—	79	0.05
Income / costs associated with the JDE coffee business transactions	—	—	—	—		—	—	—	—	—
Loss related to interest rate swaps	—	—	—	1		—	—	—	(1)	—
Net earnings from divestiture	—	—	—	—		—	—	—	—	—
Divestiture-related costs	2	—	2	(4)		—	—	—	6	—
Gain on divestiture	(9)	—	(9)	—		—	—	—	(9)	—
Acquisition-related costs	1	—	1	—		—	—	—	1	—
Loss on debt extinguishment and related expenses	—	(427)	427	163		—	—	—	264	0.17
Equity method investee acquisition-related and other adjustments	—	—	—	(2)		(20)	—	—	22	0.01
Gain on equity method investment exchange	—	—	—	—		—	—	—	—	—
Mark-to-market gains / losses from derivatives	45	—	45	5		—	—	—	40	0.03
Rounding	1	—	1	1		—	—	—	—	—

Adjusted (Non-GAAP)	$973	$148	$825	$202	24.5%	$(103)	$—	$—	$726	$0.47

Currency									11	—

Adjusted @ Constant FX (Non-GAAP)									$737	$0.47

Diluted Average Shares Outstanding										1,559

	For the Three Months Ended December 31, 2015
	Operating Income	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Equity Method Investment Net Losses / (Earnings)	Gain on Equity Method Investment Exchange	Non- controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$(557)	$199	$(756)	$32	(4.2)%	$(72)	$—	$13	$(729)	$(0.45)
2012-2014 Restructuring Program costs	(1)	—	(1)	—		—	—	—	(1)	—
2014-2018 Restructuring Program costs	375	—	375	104		—	—	—	271	0.17
Acquisition integration costs	4	—	4	—		—	—	—	4	—
Remeasurement of net monetary assets in Venezuela	—	—	—	—		—	—	—	—	—
Loss on deconsolidation of Venezuela	778	—	778	—		—	—	—	778	0.48
Intangible asset impairment charges	71	—	71	13		—	—	—	58	0.03
Income / costs associated with the JDE coffee business transactions	39	—	39	10		—	—	—	29	0.02
Loss related to interest rate swaps	—	—	—	—		—	—	—	—	—
Net earnings from Venezuelan subsidiaries	(73)	2	(75)	(30)		—	—	—	(45)	(0.03)
Reclassification of net earnings from historical coffee business	—	—	—	—		—	—	—	—	—
Net earnings from divestiture	(2)	—	(2)	(1)		—	—	—	(1)	—
Gain on the JDE coffee business transactions	313	—	313	14		—	—	—	299	0.19
Loss on divestiture	—	—	—	—		—	—	—	—	—
Divestiture-related costs	—	—	—	—		—	—	—	—	—
Acquisition-related costs	—	—	—	—		—	—	—	—	—
Loss on debt extinguishment and related expenses	—	(40)	40	14		—	—	—	26	0.02
Equity method investee acquisition-related and other adjustments	—	—	—	—		(5)	—	—	5	—
Reclassification of equity method investment earnings	—	—	—	—		—	—	—	—	—
Mark-to-market gains / losses from derivatives	(21)	—	(21)	(5)		—	—	—	(16)	(0.01)
Rounding	(1)	—	(1)	—		—	—	—	(1)	—

Adjusted (Non-GAAP)	$925	$161	$764	$151	19.8%	$(77)	$—	$13	$677	$0.42

Diluted Average Shares Outstanding										1,610

(1)	Taxes were computed for each of the items excluded from the company’s GAAP results based on the facts and tax assumptions associated with each item.

Schedule 6b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Earnings

(in millions of U.S. dollars and shares, except per share data) (Unaudited)

	For the Twelve Months Ended December 31, 2016
	Operating Income	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Equity Method Investment Net Losses / (Earnings)	Gain on Equity Method Investment Exchange	Non- controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$2,569	$1,115	$1,454	$129	8.9%	$(301)	$(43)	$10	$1,659	$1.05
2014-2018 Restructuring Program costs	1,086	—	1,086	288		—	—	—	798	0.51
Acquisition integration costs	7	—	7	—		—	—	—	7	0.01
Gain on sale of intangible asset	(15)	—	(15)	(3)		—	—	—	(12)	(0.01)
Intangible asset impairment charges	137	—	137	37		—	—	—	100	0.06
Income / costs associated with the JDE coffee business transactions	(2)	—	(2)	(3)		—	—	—	1	—
Loss related to interest rate swaps	—	(97)	97	36		—	—	—	61	0.04
Net earnings from divestiture	(2)	—	(2)	(1)		—	—	—	(1)	—
Divestiture-related costs	86	—	86	15		—	—	—	71	0.05
Gain on divestiture	(9)	—	(9)	—		—	—	—	(9)	—
Acquisition-related costs	1	—	1	—		—	—	—	1	—
Loss on debt extinguishment and related expenses	—	(427)	427	163		—	—	—	264	0.17
Equity method investee acquisition-related and other adjustments	—	—	—	3		(67)	—	—	64	0.04
Gain on equity method investment exchange	—	—	—	(2)		—	43	—	(41)	(0.03)
Mark-to-market gains / losses from derivatives	94	—	94	11		—	—	—	83	0.05
Rounding	1	—	1	1		—	—	—	—	—

Adjusted (Non-GAAP)	$3,953	$591	$3,362	$674	20.0%	$(368)	$—	$10	$3,046	$1.94

Currency									109	0.07

Adjusted @ Constant FX (Non-GAAP)									$3,155	$2.01

Diluted Average Shares Outstanding										1,573

	For the Twelve Months Ended December 31, 2015
	Operating Income	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Equity Method Investment Net Losses / (Earnings)	Gain on Equity Method Investment Exchange	Non- controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$8,897	$1,013	$7,884	$593	7.5%	$—	$—	$24	$7,267	$4.44
2012-2014 Restructuring Program costs	(4)	—	(4)	(1)		—	—	—	(3)	—
2014-2018 Restructuring Program costs	1,002	—	1,002	262		—	—	—	740	0.45
Acquisition integration costs	9	—	9	—		—	—	—	9	—
Remeasurement of net monetary assets in Venezuela	11	—	11	1		—	—	—	10	0.01
Loss on deconsolidation of Venezuela	778	—	778	—		—	—	—	778	0.48
Intangible asset impairment charges	71	—	71	13		—	—	—	58	0.03
Income / costs associated with the JDE coffee business transactions	278	436	(158)	(145)		—	—	—	(13)	(0.01)
Loss related to interest rate swaps	—	(34)	34	13		—	—	—	21	0.01
Net earnings from Venezuelan subsidiaries	(281)	3	(284)	(107)		—	—	—	(177)	(0.10)
Reclassification of net earnings from historical coffee business	(342)	—	(342)	(46)		(296)	—	—	—	—
Net earnings from divestiture	(8)	—	(8)	(33)		—	—	—	25	0.02
Gain on the JDE coffee business transactions	(6,809)	—	(6,809)	(183)		—	—	—	(6,626)	(4.05)
Loss on divestiture	(13)	—	(13)	(22)		—	—	—	9	0.01
Divestiture-related costs	—	(1)	1	—		—	—	—	1	—
Acquisition-related costs	8	—	8	—		—	—	—	8	—
Loss on debt extinguishment and related expenses	—	(753)	753	275		—	—	—	478	0.29
Equity method investee acquisition-related and other adjustments	—	—	—	—		(107)	—	—	107	0.07
Reclassification of equity method investment earnings	(51)	—	(51)	—		(51)	—	—	—	—
Mark-to-market gains / losses from derivatives	(56)	—	(56)	(15)		—	—	—	(41)	(0.03)
Rounding	—	—	—	—		—	—	—	—	—

Adjusted (Non-GAAP)	$3,490	$664	$2,826	$605	21.4%	$(454)	$—	$24	$2,651	$1.62

Diluted Average Shares Outstanding										1,637

(1)	Taxes were computed for each of the items excluded from the company’s GAAP results based on the facts and tax assumptions associated with each item.

Schedule 7

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Diluted EPS

(Unaudited)

	For the Three Months Ended December 31,
	2016	2015	$ Change	% Change
Diluted EPS attributable to Mondelēz International (GAAP)	$0.06	$(0.45)	$0.51	113.3%
2014-2018 Restructuring Program costs	0.15	0.17	(0.02)
Acquisition integration costs	—	—	—
Remeasurement of net monetary assets in Venezuela	—	—	—
Loss on deconsolidation of Venezuela	—	0.48	(0.48)
Intangible asset impairment charges	0.05	0.03	0.02
Income / costs associated with the JDE coffee business transactions	—	0.02	(0.02)
Loss related to interest rate swaps	—	—	—
Net earnings from Venezuelan subsidiaries	—	(0.03)	0.03
Net earnings from divestiture	—	—	—
Gain on the JDE coffee business transactions	—	0.19	(0.19)
Loss on divestiture	—	—	—
Divestiture-related costs	—	—	—
Loss on debt extinguishment and related expenses	0.17	0.02	0.15
Equity method investee acquisition-related and other adjustments	0.01	—	0.01
Gain on equity method investment exchange	—	—	—
Mark-to-market gains / losses from derivatives	0.03	(0.01)	0.04

Adjusted EPS (Non-GAAP)	$0.47	$0.42	$0.05	11.9%
Impact of unfavorable currency	—	—	—

Adjusted EPS @ Constant FX (Non-GAAP)	$0.47	$0.42	$0.05	11.9%

Adjusted EPS @ Constant FX - Key Drivers
Increase in operations			$0.03
Change in operations from historical coffee business and equity method investments			0.02
VAT - related settlements			0.02
Change in interest and other expense, net			(0.01)
Changes in shares outstanding			0.01
Changes in income taxes			(0.02)

			$0.05

	For the Twelve Months Ended December 31,
	2016	2015	$ Change	% Change
Diluted EPS attributable to Mondelēz International (GAAP)	$1.05	$4.44	$(3.39)	(76.4)%
2014-2018 Restructuring Program costs	0.51	0.45	0.06
Acquisition integration costs	0.01	—	0.01
Remeasurement of net monetary assets in Venezuela	—	0.01	(0.01)
Loss on deconsolidation of Venezuela	—	0.48	(0.48)
Gain on sale of intangible asset	(0.01)	—	(0.01)
Intangible asset impairment charges	0.06	0.03	0.03
Income / costs associated with the JDE coffee business transactions	—	(0.01)	0.01
Loss related to interest rate swaps	0.04	0.01	0.03
Net earnings from Venezuelan subsidiaries	—	(0.10)	0.10
Net earnings from divestiture	—	0.02	(0.02)
Gain on the JDE coffee business transactions	—	(4.05)	4.05
Loss on divestiture	—	0.01	(0.01)
Divestiture-related costs	0.05	—	0.05
Loss on debt extinguishment and related expenses	0.17	0.29	(0.12)
Equity method investee acquisition-related and other adjustments	0.04	0.07	(0.03)
Gain on equity method investment exchange	(0.03)	—	(0.03)
Mark-to-market gains / losses from derivatives	0.05	(0.03)	0.08

Adjusted EPS (Non-GAAP)	$1.94	$1.62	$0.32	19.8%
Impact of unfavorable currency	0.07	—	0.07

Adjusted EPS @ Constant FX (Non-GAAP)	$2.01	$1.62	$0.39	24.1%

Adjusted EPS @ Constant FX - Key Drivers
Increase in operations			$0.27
Change in operations from historical coffee business and equity method investments			(0.05)
Gains on sales of property			0.02
VAT - related settlements			0.03
Impact of accounting calendar change			(0.01)
Changes in shares outstanding			0.08
Changes in income taxes			0.05

			$0.39

Schedule 8a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Segment Data

(in millions of U.S. dollars) (Unaudited)

	For the Three Months Ended December 31, 2016
	Latin America		AMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$864		$1,412		$2,682		$1,812		$—	$—	$—	$—	$6,770
Divestiture	(2)		—		—		—		—	—	—	—	(2)

Adjusted (Non-GAAP)	$862		$1,412		$2,682		$1,812		$—	$—	$—	$—	$6,768

Operating Income
Reported (GAAP)	$80		$2		$343		$238		$(45)	$(75)	$(44)	$8	$507
2014-2018 Restructuring Program costs	60		45		132		59		—	24	—	—	320
Acquisition integration costs	—		1		—		—		—	—	—	—	1
Gain on sale of intangible asset	—		—		(2)		—		—	—	—	—	(2)
Intangible asset impairment charges	2		45		27		32		—	1	—	—	107
Income / costs associated with the JDE coffee business transactions	—		—		—		—		—	—	—	—	—
Operating income from divestiture	—		—		—		—		—	—	—	—	—
Divestiture-related costs	—				2		—		—	—	—	—	2
Gain on divestiture	—		—		—		—		—	—	—	(9)	(9)
Acquisition-related costs	—		—		—		—		—	—	—	1	1
Mark-to-market gains / losses from derivatives	—		—		—		—		45	—	—	—	45
Rounding	—		—		—		—		—	1	—	—	1

Adjusted (Non-GAAP)	$142		$93		$502		$329		$—	$(49)	$(44)	$—	$973
Currency	(3)		(1)		47		(1)		—	3	(1)	—	44

Adjusted @ Constant FX (Non-GAAP)	$139		$92		$549		$328		$—	$(46)	$(45)	$—	$1,017

% Change - Reported (GAAP)	27.0%		(103.8)%		(14.7)%		(17.4)%		n/m	47.6%	0.0%	n/m	(191.0)%
% Change - Adjusted (Non-GAAP)	97.2%		0.0%		(3.6)%		(8.9)%		n/m	37.2%	0.0%	n/m	5.2%
% Change - Adjusted @ Constant FX (Non-GAAP)	93.1%		(1.1)%		5.4%		(9.1)%		n/m	41.0%	(2.3)%	n/m	9.9%

Operating Income Margin
Reported%	9.3%		0.1%		12.8%		13.1%						7.5%
Reported pp change	4.3	pp	3.7	pp	(1.5	)pp	(2.7	)pp					15.1	pp
Adjusted%	16.5%		6.6%		18.7%		18.2%						14.4%
Adjusted pp change	8.2	pp	0.3	pp	0.2	pp	(1.6	)pp					1.1	pp

	For the Three Months Ended December 31, 2015
	Latin America		AMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$1,258		$1,468		$2,815		$1,823		$—	$—	$—	$—	$7,364
Divestiture	(3)		—		—		—		—	—	—	—	(3)
Historical Venezuelan operations	(383)		—		—		—		—	—	—	—	(383)
Historical coffee business	—		—		—		—		—	—	—	—	—

Adjusted (Non-GAAP)	$872		$1,468		$2,815		$1,823		$—	$—	$—	$—	$6,978

Operating Income
Reported (GAAP)	$63		$(53)		$402		$288		$21	$(143)	$(44)	$(1,091)	$(557)
2012-2014 Restructuring Program costs	—		(1)		(1)		—		—	1	—	—	(1)
2014-2018 Restructuring Program costs	78		97		76		73		—	51	—	—	375
Acquisition integration costs	—		5		—		—		—	(1)	—	—	4
Remeasurement of net monetary assets in Venezuela	—		—		—		—		—	—	—	—	—
Loss on deconsolidation of Venezuela	—		—		—		—		—	—	—	778	778
Intangible asset impairment charges	5		44		22		—		—	—			71
Income / costs associated with the JDE coffee business transactions	—		1		22		—		—	16	—	—	39
Historical Venezuelan operations	(73)		—		—		—		—	—	—	—	(73)
Historical coffee business	—		—		—		—		—	—	—	—	—
Operating income from divestiture	(1)		—		—		—		—	(1)	—	—	(2)
Gain on the JDE coffee business transactions	—		—		—		—		—	—	—	313	313
Gain on divestiture	—		—		—		—		—	—	—	—	—
Acquisition-related costs	—		—		—		—		—	—	—	—	—
Reclassification of equity method investment earnings	—		—		—		—		—	—	—	—	—
Mark-to-market gains / losses from derivatives	—		—		—		—		(21)	—	—	—	(21)
Rounding	—		—		—		—		—	(1)	—	—	(1)

Adjusted (Non-GAAP)	$72		$93		$521		$361		$—	$(78)	$(44)	$—	$925

Operating Income Margin
Reported%	5.0%		(3.6)%		14.3%		15.8%						(7.6)%
Adjusted%	8.3%		6.3%		18.5%		19.8%						13.3%

Schedule 8b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Segment Data

(in millions of U.S. dollars) (Unaudited)

	For the Twelve Months Ended December 31, 2016
	Latin America		AMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$3,392		$5,816		$9,755		$6,960		$—	$—	$—	$—	$25,923
Divestiture	(8)		—		—		—		—	—	—	—	(8)

Adjusted (Non-GAAP)	$3,384		$5,816		$9,755		$6,960		$—	$—	$—	$—	$25,915

Operating Income
Reported (GAAP)	$271		$506		$1,267		$1,078		$(94)	$(291)	$(176)	$8	$2,569
2014-2018 Restructuring Program costs	165		144		398		304		—	75	—	—	1,086
Acquisition integration costs	—		7		—		—		—	—	—	—	7
Gain on sale of intangible asset	—		—		(8)		(7)		—	—	—	—	(15)
Intangible asset impairment charges	2		45		50		39		—	1	—	—	137
Income / costs associated with the JDE coffee business transactions	—		—		(3)		—		—	1	—	—	(2)
Operating income from divestiture	(2)		—		—		—		—	—	—	—	(2)
Divestiture-related costs	—				86		—		—	—	—	—	86
Gain on divestiture	—		—		—		—		—	—	—	(9)	(9)
Acquisition-related costs	—		—		—		—		—	—	—	1	1
Mark-to-market gains / losses from derivatives	—		—		—		—		94	—	—	—	94
Rounding	—		—		—		—		—	1	—	—	1

Adjusted (Non-GAAP)	$436		$702		$1,790		$1,414		$—	$(213)	$(176)	$—	$3,953
Currency	65		24		98		3		—	(6)	(8)	—	176

Adjusted @ Constant FX (Non-GAAP)	$501		$726		$1,888		$1,417		$—	$(219)	$(184)	$—	$4,129

% Change - Reported (GAAP)	(44.1)%		30.1%		(6.1)%		(2.4)%		n/m	24.0%	2.8%	n/m	(71.1)%
% Change - Adjusted (Non-GAAP)	8.5%		20.4%		10.0%		10.3%		n/m	4.5%	2.8%	n/m	13.3%
% Change - Adjusted @ Constant FX (Non-GAAP)	24.6%		24.5%		16.0%		10.5%		n/m	1.8%	(1.7)%	n/m	18.3%

Operating Income Margin
Reported%	8.0%		8.7%		13.0%		15.5%						9.9%
Reported pp change	(1.7	)pp	2.2	pp	1.4	pp	(0.3	)pp					(20.1	)pp
Adjusted%	12.9%		12.1%		18.3%		20.3%						15.3%
Adjusted pp change	2.2	pp	2.3	pp	2.2	pp	1.9	pp					2.3	pp

	For the Twelve Months Ended December 31, 2015
	Latin America		AMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$4,988		$6,002		$11,672		$6,974		$—	$—	$—	$—	$29,636
Divestiture	(9)		—		—		—		—	—	—	—	(9)
Historical Venezuelan operations	(1,217)		—		—		—		—	—	—	—	(1,217)
Historical coffee business	—		(66)		(1,561)		—		—	—	—	—	(1,627)

Adjusted (Non-GAAP)	$3,762		$5,936		$10,111		$6,974		$—	$—	$—	$—	$26,783

Operating Income
Reported (GAAP)	$485		$389		$1,350		$1,105		$96	$(383)	$(181)	$6,036	$8,897
2012-2014 Restructuring Program costs	—		(2)		(1)		(2)		—	1	—	—	(4)
2014-2018 Restructuring Program costs	184		207		321		183		—	107	—	—	1,002
Acquisition integration costs	—		10		—		—		—	(1)	—	—	9
Remeasurement of net monetary assets in Venezuela	11		—		—		—		—	—	—	—	11
Loss on deconsolidation of Venezuela	—		—		—		—		—	—	—	778	778
Intangible asset impairment charges	5		44		22		—		—	—			71
Income / costs associated with the JDE coffee business transactions	1		9		215		—		—	53	—	—	278
Historical Venezuelan operations	(281)		—		—		—		—	—	—	—	(281)
Historical coffee business	—		(23)		(279)		—		(40)	—	—	—	(342)
Operating income from divestiture	(3)		(5)		—		—		—	—	—	—	(8)
Gain on the JDE coffee business transactions	—		—		—		—		—	—	—	(6,809)	(6,809)
Gain on divestiture	—		—		—		—		—	—	—	(13)	(13)
Acquisition-related costs	—		—		—		—		—	—	—	8	8
Reclassification of equity method investment earnings	—		(46)		—		(4)		—	—	—	(1)	(51)
Mark-to-market gains / losses from derivatives	—		—		—		—		(56)	—	—	—	(56)
Rounding	—		—		—		—		—	—	—	—	—

Adjusted (Non-GAAP)	$402		$583		$1,628		$1,282		$—	$(223)	$(181)	$(1)	$3,490

Operating Income Margin
Reported%	9.7%		6.5%		11.6%		15.8%						30.0%
Adjusted%	10.7%		9.8%		16.1%		18.4%						13.0%

Schedule 9

Mondelēz International, Inc. and Subsidiaries

Net Cash Provided by Operating Activities to Free Cash Flow

(in millions of U.S. dollars) (Unaudited)

For the Twelve Months Ended December 31, 2016
Net Cash Provided by Operating Activities (GAAP)	$2,838
Capital Expenditures	(1,224)

Free Cash Flow (Non-GAAP)	$1,614